
LALITA

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B Akerlund

World renowned stylist known for creating some of the most iconic looks for Madonna, Lady Gaga, Beyonce, and Britney Spears. Also a Brand Ambassador for Lalita.


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Felicity Huffman
@FelicityHuffman
Check out the sexiest Kickstarter campaign around! My friend just launched it & it's awesome
vimeo.com/136464716
@Lalitawhoplays #iownit
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Lalita Kickstarter Teaser
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Jennifer Grey
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so proud of my beautiful friend! I just backed Lalita - Luxury Accessories with a Seductive Twist! on @Kickstarter kck.st/1MHAdXx
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Lalita - Luxury Accessories with a Seductive Twist!
Simple, Seductive, Elegant. Accessories mee…
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Accessories: Mastered
December 29, 2017
For the end of year #masteredshowcase, our experts highlighted standout talent on #accessoriesmastered.
Alison Lowe MBE, founder of fashion marketing agency, Felicities chose LALITA: "I'm drawn in by the amazing imagery that is inspirational and tells the brand story in a compelling way."
Photographer: August Bradley; Stylist: Rena Andrews; Models: Tosh Yanez, Morgan Hewitt, Rena Andrews

Alison Lowe, MBE

Founder of UK PR Firm, Felicities, she has built a reputation as one of the leading supporters of emerging fashion talent. In 2017 Alison was awarded an MBE in the Queen's Birthday Honours List for her services to the fashion industry. In 2016, Alison was nominated and awarded as one of the Maserati 100 for the support she gives the next generation of entrepreneurs.

"I'm drawn in by the amazing imagery that is inspirational and tells the brand story in a compelling way."

Testimonials

Tami
Brooklyn, New York
Am in love with these [Corset Boyshorts]! Besides being super sexy, these are soft and comfy, too. The side details are really well-crafted and they just look great overall. Don't buy too big as they have a fair amount of stretch to them, which helps them stay put, too.

Lisa
Sherman Oaks, California
So Unique! Love everything about this [HerCuff] bracelet. The leather is buttery soft and comfortable. The bracelet itself is just the right mix of edgy and sophisticated. Definitely a conversation piece!

Maria
New Jersey
looove it! This [HerCuff] bracelet is everything! I just love it. The leather is super soft and the double bracelet feature adds just enough that it's the only thing you need to wear on your wrist. Lalita customer service support is top of the line. My simple inquiry after my purchase was responded to promptly and to my satisfaction.

Erika

Hollywood, California

Just wanted to say thank you for such a great ordering experience and a wonderful product! I received my order today (super speedy!) and everything fits perfect and feels and looks great! You have been an amazing help throughout the process and I appreciate the discount as well. I will be posting my Lalita pic to Instagram soon =)



Los Angeles, California

L O V E the [corset] shorts! They came just in time! I rented my pole studio n danced for hubby's bday, Valentine's Day!

Michelle

Los Angeles, California

Cuff me now! This [Her]cuff is bold but feminine in detail. I love the garter clasps and soft leather. Fits my wrist perfectly. It adds a sweet discreet play to an everyday outfit without being too bondage heavy. Lots of compliments!

Shona

Maryland

So your blog was on time for me because I have wanted to write you about this. When I purchased from you during the Kickstarter, I intended to buy for my sister because I did not think there would be something in which I could fit. I was pleasantly surprised that I could order something but still thought it won't look good on me or won't really fit nicely. I received the boy shorts and put them at the bottom of my underwear drawer. Well, hubby and I were to have a special evening and I decided to put them on with a quarter cup bra. I felt HOT! He LOVED it. Thank you for your stuff and thank you for the blog post.

Wow, Rena! I am honored -- truly! What a beautiful blog post and I'm happy to have been part of it in some way. It was an interesting process for me, too. I just assumed your regular sizes wouldn't fit as the items that they sell in the S Factor studio in NYC seem to be designed for pre-pubescent figures (no breasts, no hips, no extra flesh anywhere!) but I think I could have even been fine in your size 4! It just proves the point that you design with ALL women in mind and that is a rare thing these days and much appreciated by this woman! Keep up the great designs and standing for all women loving their bodies -- regardless of size!

In gratitude,

Tami

Introduction

We create hand-crafted accessories and jewelry, offering bold, seductive and elegant collections for women. Made with curated fabrics which evoke delectable sensations on the skin, from supple Italian leather and sterling silver tassels to eco-friendly bamboo fabric, Lalita will ignite your senses.

Problem

We recognized a void in the market between the mundane and overtly sexual products with no known brands that could walk the line of elegance, seduction and wearability across product categories.

In addition, we recognized the lack of products which were in between seductive but cheaply made or exorbitantly expensive.

Solution

We put seduction at the forefront to create luxurious and sensual products that evoke an emotional response in the wearer at a price point that, while aspirational, is not unattainable.

Lalita is more than just making accessories; it is creating pieces and curating a brand that evokes an emotional response. For many women, the experience of wearing Lalita has been unapologetically tapping into their own confidence, sensuality and inner beauty while wearing a piece that can go from the boardroom to the bedroom. Our clients have a devotional enthusiasm to the brand and often find a personal connection with our pieces.


LALITA
LUXURY ACCESSORIES WITH A SEDUCTIVE TWIST
BOLD
SEDUCTIVE
ELEGANT
Pleasure is Power

Market

Mature women who appreciate craftsmanship and want to be appreciated and recognized as sensual and sexual beings worthy of adoration in a youth obsessed culture.

All of the people around the world who have looked at Sharon Stone wearing our Lalita Bralette and admired her confidence in demanding to be a sex symbol, no matter her age.

Women crossing lines of age, race, orientation, and social strata that do not need anyone's permission to express themselves.

This primary target market fits in the 20-55 age category, female and have disposable income. These women are independent and lead active lifestyles; they are often professional women who want to take their power from the boardroom to the bedroom. These women want to feel luxury materials next to their skin; they want high-quality, high-fashion garments even under their clothes.

In addition, there has been the continued widespread demand for directional lingerie styles that can be styled as outerwear. Some of our competitors have seen growth of 40% in the last year as this has been emerging, in addition to a huge boost in online sales of lingerie.

Competitive Landscape

Unicorn Factor
Lalita is not in direct competition with other brands because it crosses several product categories and although we have distinctive branding, we are not tied to a particular product. We see this as a competitive advantage because the brand is the Hero - how she defines and accessorize herself can always be shifted and changed by season. Lalita is both distinctive enough to offer brand recognition and inclusive enough to cross a wide variety of product categories.

The competitive landscape lies within each category and we felt the closest competitors, in terms of branding, would be other lingerie brands. Although we are not a lingerie company, we utilize similar marketing and design lingerie/loungewear and have been inspired by the success and growth of these companies.

There is a French brand that has been gaining market share in the US and even opened their first flagship store in New York in 2016. They have a large catalogue which ranges from lingerie to loungewear to lingerie accessories. The main differential is price point. Although they employ beautiful packaging and branding, it is still mass produced and at a lower price point than Lalita with less quality materials.

A Berlin based brand stocked at nearly 200 stores around the globe. They are known for handcrafted lingerie accessories produced to order in their atelier. We have several products which are very similar, however we do utilize some higher quality materials and are decidedly more mainstream. Although they are carried in many lingerie shops, there is an overt BDSM component with their pieces that make them a bit more niche than Lalita. At the same time, they have still been able to penetrate the market and even been in discussions to be carried at Nordstroms. They have also collaborated with the other 2 brands listed here to develop special collections.

A known French luxury brand in bondage-inspired lingerie featuring satin elastane, gold sliders and garter clips. There is a similar feel in some of our lingerie accessories, but they are at a higher price point as well as having a clear focus on lingerie. They have swiftly been gaining market share. From Forbes, 2016: "[They have] grown steadily since launching in 2009, currently totaling over 100 retail accounts worldwide. This past year, we experienced impressive wholesale growth of 78% with the Autumn/Winter 2016/2017 collection"

Business Model

We make money by selling direct to consumer via lalita.com and pop-up events. This capital will allow for online marketing to generate more website traffic and brand awareness.

We also sell direct to stores via wholesale. Funding will allow us to have a dedicated sales rep to push our line into more retail locations.

In order to increase our margins we purchase our bamboo fabric and produce our patented packaging and hardware overseas.

Progress

Beginning with our kickstarter campaign in 2015, we have been successful with sales to our first and second degree connections totaling over $35,000. This past year has been setting the stage to enter the market and increase our reach.

In order to branch out from our initial base we started participating in events to build brand awareness and generate some sales. This included working with Style Fashion Week for events during September Fashion Week 2017 in New York, London, and Los Angeles as well as hosting some of our own events.

As our press has been gaining momentum these last few months, we intend to use these funds to capitalize off of the exposure to generate more traffic to our site, increase conversions and increase our wholesale accounts with a dedicated sales person.

Success

We have recently been gaining a lot of momentum in the press. Sharon Stone was shot in our bra for a recent New York Times pieces that has gone viral and was picked up by many prominent publications around the globe. In addition, some of our red carpet looks have been featured in WWD as well as editorials for Paper Magazine (with Tyra Banks) and C Magazine. Dakota Fanning recently wore one of our collars for C Magazine and we are awaiting to find out if our look made the final cut for a recent GQ shoot in the UK. This past Grammy Awards, Beyonce's original look included pieces by Lalita.

We have had reorders from current stocklists as well as been invited to expand our line in one Beverly Hills store to also feature our jewelry. Once we have inventory we will also be able to fill additional requests as well as pre-orders for our bra and other lingerie pieces that have been out of stock for some time.

Our past milestones include:

- Design Patent on Packaging with garter clip
- 28k in 28 days raised on Kickstarter with 167 backers
- Rena was one of 200 designers accepted worldwide in the Mastered: Accessories program based in London and was selected as the featured case study for the program. https://join.mastered.com →


Accelerators
Experts
Impact
About
MASTERED
Sign in
Case study: Rena Andrews
"Something incredible has come out of this program already two months in. After a mentor call I was able to connect with B. Akerlund's PR company who have now offered me a place in B's PR showroom in LA, The Residency. I am floored by this opportunity which only arose because of this course. Thank you Mastered!"
Enrolled on Accessories: Mastered 2017
What some of our 3,500 alumni say

- Feature in Arsenic Magazine using over 20 Lalita products.
  - They have largest Snapchat following worldwide
- Personally selected by stylist B. Akerlund to join her prestigious PR showroom after receiving samples in mail.
- Celebrity support from women such as actresses Felicity Huffman and Jennifer Grey
- Worn by Kate Upton in her film debut "The Layover" directed by William H. Macy
- Presence in top stores worldwide: The Regalo (named by New York Times as best design store in the world), Sanahunt Luxury Department Store, Kiev Ukraine.
- Winner of WeWork Mission Possible LA for Entrepreneurs
- Over 6000 Social Media Followers

Press mentions:


WWD
VOGUE
MAXIM
Daily Mail
The New York Times
The Telegraph
ELEGANT
PAPER
BASIC
DAILY Mirror
Gala

- New York Times Style, You Won't Look Like Sharon Stone at 59
- Maxim, Sharon Stone Just Turned 60, And the Screen Icon Is STILL Sexy as Hell
- Gala, Sharon Stone fête ses 60 ans et elle n'a presque pas changé
- Daily Mail, It's her Basic Instinct! Sharon Stone looks incredibly youthful as she poses in a racy bondage-style bra for sizzling shoot ahead of her 60th birthday
- Telegraph, UK, How to tone your underarms like 60-year-old Sharon Stone
- The Sun, Sharon Stone poses up for raunchy bondage style photoshoot to mark 60th birthday
- Irish Mirror, Basic Instinct star Sharon Stone stuns in racy photoshoot as she turns 60
- Mirror (UK), Basic Instinct star Sharon Stone stuns in racy photoshoot as she turns 60
- Journal de Montreal, Sharon Stone à couper le souffle en dominatrice à bientôt 60 ans
- Some Recent Press in the US and UK


C MAGAZINE
March 2018
Stitched Leather Collar
Leather Corset Belt

- Featured in April 2018 Underlines Magazine with print edition soon to be released. Leading lingerie trade publication in the UK.https://underlinesmagazine.com/ →


underlines
THIS IS YOUR LAST CALL

- Stylists Pulls from The Residency Showroom in March

Lalita Activity Report
March 2018
The Residency Showroom

Story	Description	Date out
La Kode Magazine	Corset Boyshorts	1 Mar 2018
La Kode Magazine	Women's Leather Cuffs	1 Mar 2018
La Kode Magazine	Women's Leather Cuffs	1 Mar 2018
Carrie Underwood x Megan Pormer	White Ribbed Bamboo Garter Tank	1 Mar 2018
Carrie Underwood x Megan Pormer	Black double strap tank top	1 Mar 2018
Paper Magazine - Ross Butler	Black Leather Choker with Silver Buckle	1 Mar 2018
Mikey Madison - Photo Shoot	Black Leather Choker with Silver Buckle	8 Mar 2018
Mikey Madison - Photo Shoot	Black Leather Cuff with 3 Silver Buckles	8 Mar 2018
Mikey Madison - Photo Shoot	Black Leather Cuff with 3 Silver Buckles	8 Mar 2018
Sierra Capri Netflix Premier Red Carpet	Sterling Tassel Earrings	14 Mar 2018
Notion Magazine- Spring Issue	Sterling Tassel Necklace	14 Mar 2018
Becky G. Good Morning America	HerCuff Choker/Bracelet	15 Mar 2018
Becky G. Good Morning America	Cummerbund belt with leather corset tie	15 Mar 2018
Becky G. Good Morning America	Black Leather Cuff with 3 Silver Buckles	15 Mar 2018
Becky G. Good Morning America	Black Leather Cuff with 3 Silver Buckles	15 Mar 2018
Vogue Portugal	Silver Chain Bra	22 Mar 2018
Vogue Portugal	Black Peekaboo Boy Shorts	22 Mar 2018
Vogue Portugal	Corset Boyshorts	22 Mar 2018
Vogue Portugal	black cowl neck tank top	22 Mar 2018
Vogue Portugal	Sterling Body Chain	22 Mar 2018
Italian Glamour Summer	Cummerbund belt with ribbon corset tie	22 Mar 2018
Italian Glamour Summer	Cummerbund belt with leather corset tie	22 Mar 2018
Nicki Minaj Visual Album	Black leather strappy cropped top	27 Mar 2018
Zoe and Lenny Kravitz + Sza	Silver Chain Bra	29 Mar 2018
Zoe and Lenny Kravitz + Sza	Black Ribbed Bamboo Garter Tank	29 Mar 2018
Zoe and Lenny Kravitz + Sza	White Smooth Garter Tank	29 Mar 2018
Alice Glass - Pitchfork	Women's Leather Cuffs	29 Mar 2018
Carrie Underwood Music Video	White Ribbed Bamboo Garter Tank	29 Mar 2018
Carrie Underwood Music Video	Black double strap tank top	29 Mar 2018

- 2015 Kickstarter press release was picked up by 101 publications including The Boston Globe, Miami Herald, International Business Times and LA Daily News
- LALITA – Owning Sexy through Luxury Accessories

KPIs

We are currently measuring our performance from media features, number of stocklists, our social media following and engagement as well as website traffic, including returning customers. As the media features have continued to gain momentum we are intending to use that to get additional stocklists and we are watching our social media followers grow as well as website traffic and sales (mostly for pre-orders on our bra and lingerie which is out of stock).


2018
2019
2020
200
150
100
50
0
Press Features
Stocklists
Social Media
PER 1000
Website Traffic
MONTHLY
PER 100

Team

We are a small but dedicated team who passionately believes in Lalita and its potential! Rena spent many years as a well respected educator and founder of tutoring company. She understands how to motivate and inspire others to be their best. What we lack in retail experience we make up for in the determination to learn and grow.



Rena Andrews CEO, Founder, Designer

Rena Andrews is a graduate of Brown University where she was part of their prestigious Program in Liberal Medical Education and had planned to focus on women's health as an MD. In lieu of Medical School, Rena opted to take the entrepreneurial route and founded a Los Angeles based tutoring company, The Andrews Advantage. Throughout her many years of teaching she helped hundreds of students across multiple subjects. Her passions outside of work included photography, graphic design, dance, and acting. Lalita brings together all of her experience as an entrepreneur and teacher while incorporating them with her creative pursuits and hobbies. During the launch of Lalita, Rena has served not only as creator, designer, and CEO, but also as production manager, graphic designer, photographer, model, website designer of Lalita.com, Social Media manager, writer, and editor. The fact that she is self-taught in design and jewelry making allows her the freedom to design, combine, and innovate without any rules.

Boro Vukadinovic COO

We are excited to announce that Boro will be coming on board to Lalita as COO. With a successful track record in the fashion industry and current CEO of Better Energy Solutions Today Inc.(BEST). BEST Inc. produces and markets bio fuels to clients in Holland, Germany, Italy, France, Switzerland USA, Central America, Morocco with annual sales in 2017 at USD $ 138 million. *Former CEO / owner, Retrospettiva Inc.*, a producer of apparel with its own sewing plants in Macedonia (former Yugoslavia), employed 650 workers in its factories with annual turnaround of $ 45 million. Retrospettiva Inc. successfully completed initial public offering in 1997 and its stock was traded on NASDAQ exchange. In 2008 company was sold.

Lauren Manzano V.P. of Operations

No stranger to the creative world, Lauren Manzano was writing stories and organizing anyone she could coerce into all manner of fantastical plays as a child. While attending the University of California, Irvine, and Seoul National University, Lauren studied International Studies, Conflict Negotiation, and both the Korean and Arabic languages. Her studies paired with a rather unconventional combination of extracurricular activities, competitive fighting and Middle Eastern dance, lead her to spending much of her college and post-college time over three continents. Experiencing the cultures of many different parts of the globe allowed Lauren to reach out to women with different perspectives and learn their stories. Many of them shared a similar thread: the desire to express themselves authentically without judgement. She was drawn to Lalita and Rena for the passion in creating that avenue to empower women (and men) of all ages to explore, create, and inspire.

Advisors and Investors

Bill Tkacs
Managing Director of Vested Capital Partners

Claudia Salem
AIG Chief Executive Officer for Singapore and Head of Country Operations

Prior to being named as the new Singapore head Salem served in several global leadership roles since joining AIG in 2003, and has a strong understanding of the Southeast Asian region.She was most recently Global Head of Shared Services, based in Kuala Lumpur, Malaysia where she led strategic and organisational transformation, working closely with the Consumer and Commercial businesses.

B Akerlund

- World renowned stylist
- Mentor and brand ambassador to push both the brand and Rena as a designer.

Use of Proceeds

We are seeking these funds to create inventory, fulfill orders, hire a dedicated sales person, marketing money for online sales, and operating capital.

Right now we have neither the manpower nor the funds to capitalize off the opportunities which are being presented to Lalita.

Many of our jewelry pieces can be made to order but the bamboo line, which has gotten store reorders, has been the most successful and we are in need of fabric and materials to run production.

The New York Times Photo has gone viral and funds are needed in order to capitalize on the exposure the bra has received and to create brand recognition through it..

We also need a dedicated sales person to increase our retail presence.


USE OF PROCEEDS
Operating Capital
Sales Person
Inventory
Online Marketing

Be a part of Lalita

This is an offering of Common Stock, under registration exemption 4(a)(6), in Lalita, Inc. This offering must raise at least $10,000 by June 12, 2018 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Lalita may issue additional securities to raise up to $100,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,500 shares × $100.00 per share
= $950,000 implied valuation

Pitch Deck


LALITA


LA · LI · TA: HINDU GODDESS OF BLISS
"SHE WHO PLAYS"
Inspired by the beauty and simplicity found in a vintage garter clip—an ordinary object connecting garments beneath our everyday uniform. Even something so seemingly insignificant could become bold by a revealing gust of wind or the shifting of a stance.
The transformation from the mundane into something alluring is done by bringing forth the subtle seductive energy through our attention to detail, quality, and sensation.
The spirit of Lalita is in the personal experience and journey of each wearer. Just as the garter joins and secures two separate items of clothing into one, each Lalita piece is imbued with the intention to inspire the wearer to connect to the beauty of their own inner truth—
whatever it may be.

Some Recent Global Press

WWD · VOGUE · PAPER · The New York Times · The Telegraph · 55PAGES · Daily Mail · Gala · MAXIM · ELEGANT · Daily Mirror · C California Style · BASIC Magazine


LUXURY ACCESSORIES WITH A SEDUCTIVE TWIST
We create hand-crafted accessories and jewelry, offering bold, seductive and elegant collections for women.
Made with curated fabrics which evoke delectable sensations on the skin, from supple Italian leather and sterling silver tassels to eco-friendly bamboo fabric,
Lalita will ignite your senses.


The Opportunity
We recognized a void in the market between the mundane and overtly sexual with no known brands that could walk the line of elegance, seduction and wearability across product categories.
Our Solution
We put seduction at the forefront to create luxurious and sensual products that evoke an emotional response in the wearer at a price point that, while aspirational, is not unattainable.

The Experience

For many women, the experience of wearing Lalita has been unapologetically tapping into their own **confidence, sensuality and inner beauty** while wearing a piece that can go from the boardroom to the bedroom.

Lalita women cross lines of age, race, orientation and social strata. They appreciate craftsmanship and want to be recognized as sensual and sexual beings worthy of adoration in a youth & size obsessed culture.

Lalita market includes all of the people around the world who have looked at Sharon Stone wearing our Lalita Bra and admired her confidence in demanding to be a sex symbol, no matter her age – they do not need anyone's permission to express themselves.

Our Traction

New York Times Style section with Sharon Stone + global reach from it
C Magazine Editorial, March 2018
GQ Photoshoot (UK)
Tank Top Reorder from Sanahunt
Jewelry Line Featured in Pulchra, Maison de Luxe
Lane Crawford Creative Callout (semi-finalist)
Upcoming Dakota Fanning Editorial
Upcoming Sharon Stone Editorial (France)

PAST MILESTONES

Design Patent on Packaging with garter clip
28k in 28 days raised on Kickstarter with 167 backers
Accessorized Runway looks NYFW '17
Invited & Participated London FW Press Day '17
Rena was one of 200 designers accepted worldwide in the Mastered: Accessories program based in London and featured as successful case study
Feature in Arsenic Magazine using over 20 Lalita products.
Personally selected by stylist B. Akerlund to join her prestigious PR showroom after receiving samples in mail
Celebrity support from women such as Felicity Huffman and Jennifer Grey
Worn by Kate Upton in her film debut "The Layover" directed by William H. Macy
Presence in top stores worldwide: The Regalo, Sanahunt
Winner of WeWork Mission Possible LA for Entrepreneurs
Over 6000 Social Media Followers


Tyra Banks x Paper Magazine
Stitched Leather Cuffs
Sharon Stone x New York Times
Strappy Bamboo Bralette
Elegant x LALITA
Stitched Leather Collar
C Magazine
March 2018
Stitched Leather Collar
Leather Corset Belt

Current Stocklists


SANAHUNT

Sanahunt, Kiev, Ukraine



Luxe Lingerie
Beverly Hills

ONLINE
The 5th House
Amazon
OuiHours (coming soon)



SLS Hotel
Beverly Hills

Use of Funds

We have already been embraced by the tastemakers of the fashion industry through stylists selections for superstars such as Beyonce, Lady Gaga, Rhianna, and more.

We experienced proof of concept through a Kickstarter and repeat sales to our 1st and 2nd degree connections as well as retail stocklists.

We have neither the manpower, nor inventory, nor capital to keep up with demand and opportunities that are being presented to us.

We need your help to capitalize on these opportunities to enter the market

We are seeking 100k for:

Inventory

Sales person

Marketing

SEO

Working Capitol

Business Model

We currently have a mix of both online sales and wholesale accounts.

DTC

SEO
Google AdWords
Retargeting
Building Social Media Following
Attend events to build brand awareness
Capitalization on press to validate brand
Pop-Up Store

Wholesale

Dedicated Sales Person (funding)
Identify Key Market (NY, London, Miami)
Capitalization on press to validate brand
Online stores/sales channels
Brick & Mortar Stores

Some Competition

Our brand crosses different categories from lingerie to housewares which means we do not have a direct competitor but competition in each space. We felt lingerie lifestyle brands are most comparable because of the overall similarity and potential crossover.

	Mission Statement	Distribution	Following	Differenciation
Maison Close	"We created a brand that offers women high-end seductive apparel while remaining at a reasonable price." "Maison Close's customers are looking to find something unique, midway between lingerie and ready-to-wear, which has become somewhat of our specialty."	150 distributors 25 countries NYC B&M	56k IG Followers	Lower Price Point Inferior Materials / quality Many one size fits all
Fraulien Kink	"Fräulein Kink is a luxury accessory brand specializing in high fashion lingerie accessories. Each item is handcrafted to order from an international team of artisans in our Berlin Atelier. Using only luxurious materials, we take pride in each and every piece created! These versatile fashion accessories were designed to be worn inside & out of the bedroom."	Over 150 stock lists around the world	~20k IG Followers	Overtly sexual/BDSM based products. Lesser quality Leather
Bordelle	"Bordelle is a niche and unique concept in womens' lingerie and bodywear that combines true craftsmanship with groundbreaking designs, toying with themes of seduction and domination."	20+ countries $ 3.5M Annual Revenue	164k Followers	Higher Price Point. Primarily Lingerie

TEAM



Rena Andrews, Creator, Founder

Brown Graduate and lifetime entrepreneur. Rena has spent her life teaching and inspiring young adults through her Boutique tutoring company, The Andrews Advantage. Lalita brings together all of her creative pursuits, from graphic design to photography, to fashion. She has extensively traveled and sees the global potential in building the brand.

Lauren Manzano, VP Operations



UC Irvine graduate and no stranger to the creative world. Lauren brings passion and energy to Lalita with her background in writing and event planning. A fellow globe trotter and fashionista, Lauren and Rena speak the same Lalita language and work seamlessly in bouncing ideas off of each other and pushing each other's work to be better.



B. Åkerlund, Brand Ambassador

Since the 1990's, Akerlund has been responsible for some of the most iconic looks in music videos and on magazine covers. Lady Gaga's "Paparazzi," Britney Spears' "Work Bitch," and even Kid Rock's "Bawitdaba," were all made doubly interesting at Akerlund's bold hand. She's one of the top 10 stylists in the world and highly in demand.
She discovered Rena by a blind submission in the mail and they began working together through her showroom, The Residency.

Press Team

Felicities, UK

The Residency, LA

Key Financials

Pro Forma Profit and Loss	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	2018	2019	2020
Sales	$135	$2,224	$1,084	$9,940	$13,000	$15,020	$15,095	$20,745	$20,745	$23,820	$25,750	$25,650	$177,038	$495,455	$1,034,482
Cost of Goods Sold	$75	$784	$329	$3,030	$4,475	$4,820	$5,895	$6,695	$6,695	$7,770	$8,100	$8,600	$57,268	$307,775	$359,340
Gross Margin	$60	$1,240	$755	$5,940	$8,525	$10,200	$12,200	$14,050	$14,050	$16,050	$17,650	$18,050	$119,770	$487,552	$675,141
Operating Expenses															
Total Showroom Expenses	$2,850	$2,550	$2,850	$2,850	$2,850	$2,850	$2,850	$2,850	$3,800	$3,800	$3,800	$3,800	$38,000	$45,000	$75,000
Total General and Administrative Expenses	$495	$495	$495	$6,770	$7,070	$10,070	$12,395	$12,395	$16,695	$15,045	$14,445	$14,445	$115,165	$269,540	$414,870
Total Operating Expenses	$3,345	$3,345	$3,345	$11,020	$10,020	$13,020	$15,245	$15,245	$20,495	$22,745	$18,245	$18,245	$155,165	$314,540	$489,870
Profit Before Interest and Taxes	($3,285)	($2,105)	($2,590)	($4,680)	($2,295)	($3,620)	($1,045)	($1,195)	($6,445)	($6,695)	($595)	($195)	($33,395)	$173,042	$185,771
EBITDA	($3,285)	($2,085)	[illegible]	($4,680)	[illegible]	($3,600)	($1,025)	($1,175)	($6,425)	($6,675)	[illegible]	($175)	[illegible]	$173,282	$186,141
Interest Expense	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Taxes Incurred	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$51,913	$55,731
Other Expense															
Amortized Start-up Expenses	$1,667	$1,667	$1,667	$1,667	$1,667	$1,667	$1,667	$1,667	$1,667	$1,667	$1,667	$1,667	$20,000	$20,000	$20,000
Net Profit	($3,285)	($2,105)	($2,590)	($4,680)	($2,295)	($3,620)	($1,045)	($1,195)	($6,445)	($6,695)	($595)	($195)	($34,745)	$121,129	$130,040
Net Profit/Sales	-2433.39%	-104.01%	-238.94%	-46.94%	-17.65%	-24.10%	-5.76%	-5.76%	-31.07%	-28.11%	-2.31%	-0.73%	-19.63%	15.22%	12.57%

Based on 100k investment used to generate sales both DTC and wholesale accounts



For more information contact
rena@lalita.com

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Financials

The funds raised through NetCapital will be allocated to the purchase of raw materials for production and inventory to fulfill order volume, marketing and sales promotions and general operating expenses.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Lalita’s SEC filings

The Offering Statement is a formal description of the company and this transaction. It’s filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.